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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
SOUTHWALL TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHWALL TECHNOLOGIES INC.
1029 Corporation Way
Palo Alto, California 94303

April 22, 2002

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Southwall Technologies Inc. (the "Company"), a Delaware corporation, which will be held on Thursday, May 23, 2002 at 3:00 p.m., at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California.

        The following Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered by the stockholders and contain certain information about the Company and its officers and directors.

        Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the proxy card. You may revoke it at any time before it is exercised at the meeting or vote your shares personally if you attend the meeting.

        We look forward to seeing you.

/s/ THOMAS G. HOOD
Sincerely,
THOMAS G. HOOD President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SOUTHWALL TECHNOLOGIES INC.
1029 Corporation Way
Palo Alto, California 94303

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Southwall Technologies Inc. (the "Company"), a Delaware corporation, will be held on Thursday, May 23, 2002, at 3:00 p.m. at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California, for the following purposes:

  1.
  To elect directors to serve for the ensuing year;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002;

  3.
  To approve an increase in the number of shares reserved for issuance under the Company's Amended and Restated 1997 Employee Stock Purchase Plan; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on April 5, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

/s/ ROBERT R. FREEMAN
By Order of the Board of Directors
ROBERT R. FREEMAN Secretary

Palo Alto, California
April 22, 2002

All stockholders are invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
SOUTHWALL TECHNOLOGIES INC.
1029 Corporation Way
Palo Alto, California 94303

General

        The enclosed proxy is solicited on behalf of the Board of Directors of Southwall Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 23, 2002 and at any adjournments of that meeting, at which stockholders of record on April 5, 2002 (the "record date") will be entitled to vote. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement.

        Each properly signed proxy will be voted in accordance with the instructions contained therein, and, if no choice is specified, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Only holders of the Company's common stock, $.001 par value (the "Common Stock"), of record on the stock transfer books of the Company at the close of business on the record date will be entitled to vote at the meeting. There were 8,586,278 shares of Common Stock issued, outstanding and entitled to vote on the record date. No shares of the Company's preferred stock were outstanding on the record date.

        Each stockholder is entitled to one vote for each share of Common Stock held. For purposes of matters before the Annual Meeting, under the Company's By-Laws, a quorum consists of a majority of the issued and outstanding shares entitled to vote on such matters as of the record date. The affirmative vote of the holders of a plurality of the shares represented at the meeting, if a quorum is present, is required for the election of directors. If a quorum is present, approval of each other matter that is before the meeting will require the affirmative vote of the holders of a majority of votes cast with respect to such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except the election of directors, and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

        The Company intends to mail this Proxy Statement and the accompanying proxy card on or about April 22, 2002 to all stockholders entitled to vote at the Annual Meeting. The Company's Annual Report to Stockholders for the year ended December 31, 2001 is being mailed together with this Proxy Statement.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the Secretary of the Company at the Company's principal executive office, 1029 Corporation Way, Palo Alto, California, 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by the holder of record attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS, NOMINEES
AND PRINCIPAL STOCKHOLDERS

        The following table sets forth material information regarding beneficial ownership of the Company's common stock as of March 15, 2002 by:

  •
  Each person who the Company knows to beneficially own more than 5% of its common stock;

  •
  each of the executive officers of the Company, for whom compensation information is provided elsewhere in this Proxy Statement;

  •
  each of the Company's directors; and

  •
  all executive officers and directors as a group.

        Except as noted below, the address of each person listed on the table is c/o Southwall Technologies Inc., 1029 Corporation Way, Palo Alto, California, 94303, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Name and Address	Common Stock Beneficially Owned (1)	Percent of Outstanding Shares (1)
Teijin Limited 67, Minamihonmachi, 1-chome Chuoku, Osaka 541, Japan	667,000	7.8%
Advisory clients of
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	509,400	5.9%
Globamatrix Associates Pte. Ltd. PSB Science Park Annex 3 Science Park Drive #0-2-16 Singapore 18223	422,119	4.9%
Bruce J. Alexander (2)	159,842	1.9%
Tadahiro Murakami	6,750	*
Joseph B. Reagan (3)	93,813	1.1%
Walter C. Segwick (4)	282,059	3.3%
Robert C. Stempel (5)	6,750	*
Thomas G. Hood (6)	237,641	2.7%
Robert F. Freeman (5)	21,250	*
Sicco W. T. Westra (5)	63,800	*
Wolfgang Heinze (5)	11,250	*
Ted L. Larsen (7)	58,975	*
All current executive officers and directors as a group (12 persons) (8)	969,255	10.7%

*
Less than 1%

(1)
The table is based upon information supplied by EquiServe and questionnaires received from the above directors and officers.

(2)
Includes options to purchase 24,670 shares that are exercisable within 60 days of March 15, 2002.

(3)
Includes options to purchase 62,746 shares that are exercisable within 60 days of March 15, 2002.

(4)
Includes options to purchase 53,994 shares that are exercisable within 60 days of March 15, 2002, 49,000 shares held in trust for Mr. Sedgewick's benefit, 17,272 shares held by Mr. Sedgwick's son and 3,000 shares held in trust for Mr. Sedgewick's children.

(5)
Consists of options that are exercisable within 60 days of March 15, 2002.

(6)
Includes options to purchase 148,516 shares that are exercisable within 60 days of March 15, 2002.

(7)
Includes options to purchase 44,650 shares that are exercisable within 60 days of March 15, 2002.

(8)
Includes options to purchase an aggregate of 514,751 shares that are exercisable within 60 days of March 15, 2002 and the shares held in trust described in note 4 above.

PROPOSAL 1
ELECTION OF DIRECTORS

        Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

        The Company's Board of Directors has fixed the number of directors for the ensuing year at six and has nominated for such positions the six persons listed below. Teijin Limited has the right to nominate one of the six directors each year. This year Teijin Limited has nominated Tadahiro Murakami. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

        Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for at least the last five years, certain other directorships held by them, and their ages as of April 22, 2002.

Name	Age
Bruce J. Alexander(1)	57
Thomas G. Hood	46
Tadahiro Murakami(1)	60
Joseph B. Reagan, Chairman(1)(2)	67
Walter C. Sedgwick(2)	55
Robert C. Stempel(2)	68

(1)
Member of the Human Resources Committee.

(2)
Member of the Audit Committee.

        Mr. Alexander has served as a member of the Company's Board of Directors since May 1981. In April 1999, he joined Needham & Company, Inc., an investment bank, as a Managing Director. From June 1997 until April 1999, he served as President and Chief Executive Officer of Black & Company, an investment bank. From May 1994 to June 1997, he was with Needham & Company, Inc., serving as a Managing Director. From January 1992 to May 1994, he was a General Partner with Materia Ventures, L.P., a venture capital firm investing in advanced materials companies. From March 1987 to July 1991, he was President and Chief Executive Officer of Southwall. From February 1982 to March 1987, he held various positions with Southwall, including Executive Vice President, Vice Chairman of the Board, Chairman of the Board, Chief Executive Officer, and Chief Financial Officer.

        Mr. Hood has served as the Company's President and Chief Executive Officer since July 1998 and as a member of the Company's Board of Directors since March 1998. From March 1998 until July 1998, he served as Interim President and Chief Executive Officer. From July 1996 to March 1998, he served as Senior Vice President, General Manager, Energy Products Division. From January 1995 to July 1996, he was Vice President, General Manager, International Operations, and from October 1991 to January 1995, he was Vice President, Marketing and Sales. He is the inventor of record on ten of the Company's patents. Mr. Hood has an MS degree in Mechanical Engineering from New Mexico State University.

        Mr. Murakami has served as a member of the Company's Board of Directors since May 2000. He is the Assistant to the President of Teijin Bayer Polytec Ltd., a subsidiary of Teijin Limited. From April 1999 until May 2000, he served as President of Teijin Bayer Polytec Ltd. From February 1997 until April 1999, he served as Director of the Plastics Division for Teijin DuPont Films, a subsidiary of Teijin Limited, and was the General Manager of the Sales Department for Teijin DuPont Films from December 1994 until February 1997.

        Dr. Reagan has served as a member of the Company's Board of Directors since June 1993 and as Chairman of the Board of Directors since May 2000. He previously served as a director from October 1987 through May 1992. Dr. Reagan is a technology and senior management consultant to industry and to the United States Government. He retired in 1996 after 37 years with the Lockheed Martin Corporation where he was a Corporate Vice President and General Manager of the Research and Development Division of the Missiles and Space Company. Dr. Reagan holds a PhD in Space Science from Stanford University.

        Mr. Sedgwick has served as a member of the Board of Directors of the Company since January 1979. Mr. Sedgwick has been a private investor since 1994.

        Mr. Stempel has served as a member of the Company's Board of Directors since May 2000. He is Chairman of Energy Conversion Devices, Inc. (ECD), an energy and information company headquartered in Troy, Michigan. Mr. Stempel retired as Chairman and Chief Executive Officer of General Motors Corporation in November 1992. He was named Chairman and Chief Executive Officer in August 1990. Prior to serving as Chairman, he had been President and Chief Operating Officer of General Motors since September 1987.

        The Board of Directors recommends a vote "FOR" the election of all of the above nominees for election as directors.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company held 14 meetings during 2001 and currently has two standing committees: the Audit Committee and the Human Resources Committee. During 2001, Mr. Hood, Dr. Reagan, Mr. Sedgwick, Mr. Alexander and Mr. Stempel attended more than 75% of the aggregate of the meetings of the Board and of the committees on which they served. Mr. Murakami attended 71% of the aggregate of the meetings of the Board and of the committees on which he served.

        The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants, reviews the results of the annual audit, and evaluates the Company's accounting systems and internal financial controls. The Audit Committee held four meetings during 2001.

        The Human Resources Committee is authorized to periodically make and review recommendations regarding employee compensation and to perform other duties regarding compensation for employees as the Board may delegate to such Committee from time to time. The Human Resources Committee is also authorized to administer the Company's stock option plans. The Human Resources Committee held three meetings during 2001.

DIRECTOR COMPENSATION

        During 2001, the Company paid each of its non-employee directors, other than Mr. Reagan, the Chairman, an annual fee of $7,000 for their services as a director. The Company paid an annual fee of $30,000 to the Chairman. The directors' fees are payable in shares of the Company's common stock at the directors' option. In addition, each non-employee director receives $1,000 plus expenses for each board meeting attended. Non-employee directors also receive a fee of $500 for each board meeting held via teleconference. Non-employee directors who serve on committees of the board also receive $600 for each committee meeting attended. Committee chairmen receive $750 for each committee meeting attended.

        Directors may also receive options to purchase shares of Common Stock under the Company's 1997 Stock Incentive Plan. During 2001, the non-employee Board members received options to purchase the following number of shares, all at an exercise price of $2.81 per share: Mr. Alexander—7,000 shares; Mr. Murakami—7,000 shares; Dr. Reagan—24,000 shares; Mr. Sedgwick—7,000 shares; and Mr. Stempel—7,000 shares. For a summary of option grants the Company made to Mr. Hood in 2001, please see "Executive Compensation—Option Grants in Last Fiscal Year" below.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

        On April 9, 1997, the Company signed a comprehensive set of collaborative agreements with a major supplier of raw materials to the Company, Teijin Limited of Osaka, Japan ("Teijin"). The agreements provided for, among other things, the purchase by Teijin of 667,000 shares of the Company's Common Stock at a price of $7.50 per share; a guarantee by Teijin of a $10 million loan for the Company; and an agreement to collaborate to achieve closer marketing and product development ties between the two companies. The Company agreed to pay a loan guarantee fee to Teijin at the rate of .5625% per year on the outstanding balance of the loan guaranteed by Teijin. The Company paid a loan guarantee fee of approximately $53,000 to Teijin during 2001. As of December 31, 2001, $7.5 million was outstanding under the loan guaranteed by Teijin. Pursuant to a letter agreement dated March 28, 2002, between the Company and Teijin, the Company is obligated to repay $2.5 million of the loan guaranteed by Teijin in the event the Company raises additional equity from the sale of common stock in a public offering or to repay an amount equal to 10% of the proceeds from a sale of stock other than in a public offering.

        Also the Company has agreed to use best efforts to elect a Teijin nominee to the Company's Board of Directors. Mr. Hideo Nakamori, President and CEO of Metton America, Inc., a subsidiary of Teijin, was appointed to the Company's Board of Directors in May 1999 and served as a member of the board until May 2000. Mr. Tadahiro Murakami, the Assistant to the President of Teijin-Bayer Polytec Ltd., a subsidiary of Teijin, was appointed to the Company's Board of Directors in May 2000. During 2001, the Company paid Teijin approximately $9.0 million for purchases of raw material substrates.

        The Company has two distribution agreements with Globamatrix under which the Company granted it exclusive licenses in North America to distribute the Company's after-market applied film in the automotive and architectural glass markets. Under the agreements, which are scheduled to expire in 2007 and 2008, Globamatrix agreed to purchase an annually increasing amount of the Company's products. During 2001, the Company had $5.6 million in sales to Globamatrix.

        On April 20, 2001, Globamatrix purchased 422,119 shares of the Company's common stock for $1.0 million (approximately $2.37 per share) pursuant to a stock purchase agreement. The closing price of the Company's common stock on the Nasdaq National Market was $2.10 per share on April 19,

2001, and $2.19 per share on April 20, 2001. The shares were not registered under the Securities Act. Globamatrix holds registration rights with respect to the shares.

        In April 1997, the Company entered into a development and technology agreement with Energy Conversion Devices, Inc. ("ECD"). Robert C. Stempel, a director of the Company since May 2000, is the Chairman of ECD. This agreement provides that the Company will pursue with ECD the commercialization of the process of sputter coating on flexible substrates using PECVD processes. The agreement further provides that the Company will pay ECD a royalty in an amount based upon the sales volume of product produced through the PECVD process. The Company agreed to pay to ECD 2.25% of net sales received by the Company in connection with PECVD technology for five years and 1.25% of net sales after that. To date, the process has not been commercialized and the Company has not paid ECD royalties under the agreement, but the Company expects it will begin to pay royalties during 2002. In February 1999, the Company entered into an equipment purchase contract with ECD pursuant to which ECD agreed to modify one of the Company's production machines (PM 7) so that the machine would produce the Company's products by means of the PECVD process. The Company paid ECD approximately $0.9 million in 1999, $0.01 million in 2000 and $0.29 million in 2001 in connection with its conversion of PM 7 to the use of PECVD technology. The Company presently owes ECD an additional $0.57 million in connection with the conversion of PM 7, which is represented by a note payable. The Company has agreed under the note to pay ECD $0.05 million per month through December 2002, with a final payment of $0.07 million in January 2003. The Company has further agreed to attempt to procure for ECD a first priority security interest in PM 7.

        During 1998, 1999, 2000 and 2001, the Company lent $43,875, $25,313, $0 and $18,750, respectively, to Thomas G. Hood, the Company's President and Chief Executive Officer and a director, to permit him to exercise stock options that were about to expire at a time when he was not able to sell the shares issuable upon exercise to pay the exercise price. The indebtedness is represented by full recourse notes payable to the Company due on June 28, 2002 ($14,063), December 1, 2002 ($43,875), December 15, 2002 ($11,250) and February 13, 2003 ($18,750), each bearing interest at the rate of 7.0% per annum. The largest amount of indebtedness outstanding under these notes at any time during 2001 was $87,937. In addition, on March 8, 2002, the Company lent Mr. Hood an additional $14,700 to exercise additional options. This note is due March 8, 2003, and bears interest at 7.0% per annum. As of March 15, 2002, the aggregate amount of indebtedness under Mr. Hood's notes was $102,638.

        The Company believes that all transactions described above were made on terms no less favorable to it than would have obtained from unaffiliated third parties. Future transactions, if any, with the Company's executive officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the Board of Directors and by a majority of the Company's disinterested directors.

EXECUTIVE OFFICER COMPENSATION

        The following Summary Compensation Table sets forth certain information concerning compensation paid or accrued for services rendered in 2001, 2000 and 1999 by the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Stock Underlying Options(#)	All Other Compensation(2)
	Year	Salary(1)	Bonus(1)
Thomas G. Hood President and Chief Executive Officer	2001 2000 1999	$270,000 265,192 257,288	$123,571 19,120 —	50,000 28,550 125,000	$1,000 1,000 1,000
Robert R. Freeman (3) Senior Vice President, Chief Financial Officer and Secretary	2001 2000 1999	$200,000 58,462 —	$62,071 — —	35,000 50,000 —	$1,000 1,000 —
Sicco W. T. Westra Senior Vice President, Engineering and Chief Technology Officer	2001 2000 1999	$195,000 176,144 177,817	$50,821 12,620 —	30,000 17,300 12,000	$1,000 1,000 1,000
Wolfgang Heinze (4) Vice President, General Manager Southwall Europe GmbH	2001 2000 1999	$175,910 133,874 45,257	$70,545 86,659 5,570	— 5,000 20,000	— — —
Ted L. Larsen Vice President, Sales and Marketing Electronic Display Products	2001 2000 1999	$176,110 174,446 138,280	$41,474 920 296	20,000 6,500 5,000	$1,000 1,000 1,000

(1)
The amounts listed under Salary and Bonus include amounts deferred pursuant to the Company's 401(k) Plan.

(2)
The amounts listed under "All Other Compensation" for 2001 consist of the Company's matching contributions under its 401(k) Plan.

(3)
Mr. Freeman joined the Company in September 2000 as Senior Vice President, Chief Financial Officer and Secretary.

(4)
Mr. Heinze joined the Company in January 1999 and was promoted to the position of Vice President, Dresden Operations in December 2000.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table contains information concerning each stock option the Company granted to the Named Executive Officers during the fiscal year ended December 31, 2001.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh)(2)	Expiration Date
					5%	10%
Thomas G. Hood	50,000	9.2%	$3.71	1/24/2011	$116,660	$295,639
Robert R. Freeman	35,000	6.5	2.81	1/24/2011	61,907	156,884
Sicco W. T. Westra	30,000	5.5	2.81	1/24/2011	53,055	134,453
Wolfgang Heinze	—	—	—	—	—	—
Ted L. Larsen	20,000	3.7	2.81	1/24/2011	35,375	89,648

(1)
Option grants were made under the Company's 1997 stock incentive plan. The options granted to Messrs. Freeman, Westra and Heinze vest in four equal annual installments, beginning one year after the grant date. The options granted to Mr. Hood vested in seven equal annual installments, beginning one year after the grant date and were subject to acceleration if the Company met certain earnings targets. The Company met these targets as of December 31, 2001, and Mr. Hood's options became fully vested. In the event of certain corporate transactions such as an acquisition or sale of the Company's assets, the outstanding options of the Company's Named Executive Officers will become immediately exercisable for fully vested shares of common stock, unless the options are assumed or substituted with a comparable option by the acquiring company or its parent. In any event, the Company's Human Resources Committee may accelerate the vesting of outstanding options upon certain corporate transactions or involuntary terminations following a corporate transaction.

(2)
The Company granted all options at an exercise price per share equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or cash equivalents, in shares of the underlying common stock valued at fair market value on the exercise date or in a same-day sale program with the assistance of a designated brokerage firm.

(3)
The potential realizable values at assumed 5% and 10% annual rates of compounded stock price appreciation for the terms of the options are based on the fair market value or deemed fair market value of the common stock used by the Company for accounting purposes, as applicable, and do not represent the Company's estimates or projections of its future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company's common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning option exercises and unexercised stock options for the Company's fiscal year ended December 31, 2001, with respect to each Named Executive Officer. The Company determined the value of unexercised in-the-money options by calculating the difference between the exercise price per share payable upon exercise of these options and the closing price of the Company's common stock on the Nasdaq National Market at December 31, 2001, which was $7.15 per share. The value realized has been calculated by determining the difference between the exercise price per share paid upon exercise of the options and the closing price of the Company's common stock on the Nasdaq National Market on the date of exercise of the options.

			Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas G. Hood	7,500	$1,875	137,266	168,750	$259,253	$377,381
Robert R. Freeman	—	—	12,500	72,500	24,300	224,713
Sicco W. T. Westra	—	—	49,550	59,750	123,676	188,004
Wolfgang Heinze	—	—	11,250	13,750	36,430	41,290
Ted L. Larsen	5,625	1,406	40,500	7,000	69,854	18,799

Severance Agreements

        The Company has entered into severance agreements with all of its officers and some of its key employees, under which they may become entitled to special benefits in connection with certain changes in control of the Company affected by merger, liquidation or tender offer.

        The Company has severance agreements with each of the Named Executive Officers:

Name	Title	Effective Date
Thomas G. Hood	President, Chief Executive Officer	December 14, 1999
Robert R. Freeman	Senior Vice President, Chief Financial Officer and Secretary	August 31, 2000
Sicco W. T. Westra	Senior Vice President, Engineering and Chief Technology Officer	December 14, 1999
Wolfgang Heinze	Vice President, General Manager Southwall Europe GmbH	December 8, 2000
Ted L. Larsen	Vice President, Sales and Marketing Electronic Display Products	December 14, 1999

        Under each of the agreements, a liquidation or acquisition of the Company may result in the immediate acceleration of vesting of the Named Executive Officers' outstanding options. Accordingly, upon a sale of substantially all of the Company's assets or the acquisition of the Company by merger, consolidation or tender offer, then all options held by each such officer at the time of the transaction will be immediately exercisable in full. However, such vesting acceleration will not occur if the options are assumed by the acquiring entity.

        If (i) the outstanding options are so assumed or the change in control is effected through the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a hostile tender offer and (ii) the officer's employment is involuntarily terminated other than for cause within 18 months following such assumption or acquisition, then options granted to the officer under the Company's stock option plans and held at the time of termination will be immediately exercisable in full.

        Each Named Executive Officer may also become entitled to a lump sum severance payment upon his involuntary termination within 24 months after a change in control. Accordingly, to the extent that the spread on the officer's accelerated options (the excess of the market price, at the time of acceleration, of the shares of common stock for which the options are accelerated over the aggregate exercise price payable for such shares) does not exceed 2.99 times the officer's average W-2 wages for the five fiscal years preceding the fiscal year in which the change in control occurs, a cash severance payment will be provided to the officer. However, the cash payment will in no event exceed the lesser of (i) two times the sum of the executive officer's annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year or (ii) the amount necessary to bring the total benefit package (acceleration plus severance) up to the "2.99 times average W-2 wages" limitation.

        In the event benefits had become due as of December 31, 2001 under the severance agreements currently in effect for the Named Executive Officers, the maximum cash amounts payable would be as follows: Mr. Hood, $675,000; Mr. Freeman, $400,000; Mr. Westra, $264,000; Mr. Heinze, $232,500; and Mr. Larsen, $268,820.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Human Resources (compensation) Committee is composed of Joseph B. Reagan, Tadahiro Murakami and Bruce J. Alexander. Neither Dr. Reagan nor Mr. Murakami has at any time since the Company's formation been an officer or employee of the Company. From February 1982 to July 1991, Mr. Alexander held various positions with the Company, including Executive Vice President, Vice Chairman of the Board, Chairman of the Board, Chief Executive Officer and Chief Financial Officer. None of the Company's executive officers currently serves, or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Human Resources Committee.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        It is the duty of the members of the Company's Board to set the base salary of certain executive officers and to administer the Company's benefit plans. In addition, the Board approves the individual bonus programs to be in effect for certain executive officers each fiscal year. The Board acts pursuant to recommendations of the Human Resources Committee. The Human Resources Committee administers the Company's 1997 Stock Incentive Plan, under which stock option grants may be made to such officers and other key employees. The Human Resources Committee held three meetings during 2001.

        For 2001, the Board established the compensation payable to Mr. Hood, President and Chief Executive Officer; Mr. Freeman, Vice President and Chief Financial Officer, and all other executive officers of the Company.

        General Compensation Policy.    The Company's executive compensation policy is competitive in order to recruit, retain and motivate people of needed capabilities. For executives, the Company strives to link total compensation to performance. Base compensation, benefits and perquisites are intended to be competitive. Incentive compensation is provided in the form of cash bonuses and stock options. The Company anticipates that the compensation levels of its executive officers will generally be reviewed in the early part of each fiscal year.

        Factors.    Several of the more important factors that were considered in establishing the components of each executive officer's compensation package for 2001 are summarized below.

        Base Salary.    The base salary for each executive officer is set on the basis of personal performance and salary levels for comparable positions at companies with revenue levels comparable to that of the Company. Information regarding comparable salary levels is obtained from published surveys of companies that may or may not be in industries comparable to that of the Company. Generally, the Company targets base salaries at the mid-point of such market data.

        Annual Incentive Compensation.    The annual pool of bonuses for executive officers is determined solely on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives, with substantially greater weight being given to achievement of corporate rather than functional objectives. In particular, approximately 70% of an executive's target bonus is based on achieving corporate objectives and the balance on achieving the executive's functional objectives, such as profitability improvement, asset management, market position, product leadership and key projects. These factors are evaluated on a subjective basis without specific weighting.

        Long-Term Incentive Compensation.    In 2001, the Human Resources Committee approved stock option grants to each of the Named Executive Officers under the Company's 1997 Stock Incentive Plan. The grants are designed to align the interests of each of the Named Executive Officers with those of the stockholders and provide each such individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The decision to award options to certain officers and the number of shares subject to each such option grant was based upon the officer's type and level of function, criticality of function, contribution and performance against objectives as described above. The Committee considers the number of options already held by executives when approving new options to executives. Each option grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to seven years). Accordingly, the option will provide a return to the executive officer only if the market price of the Common Stock appreciates over the option term.

        CEO Compensation.    The annual base salary for 2001 for the Company's President and Chief Executive Officer, Mr. Hood, was established primarily on the basis of Mr. Hood's personal performance and the range of base salaries paid to the chief executive officers of companies with comparable revenue levels. Mr. Hood's 2001 salary was within the range of base salaries paid to the chief executive officers of comparable companies. The option grants made to Mr. Hood that were based upon his position and a subjective evaluation of his performance, were intended to place a significant portion of his total compensation at risk, since the options will have no value unless there is appreciation in the value of the Common Stock over the option term.

        Deduction Limit for Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company does not believe that the components of the Company's compensation will be likely to exceed $1 million per year for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Company will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Company's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

The Human Resources Committee
Joseph B. Reagan, Chairman Bruce J. Alexander Tadahiro Murakami

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

        The Audit Committee consists of three members, each of whom is independent (as defined by listing standards that govern companies the shares of which are listed on Nasdaq). The Audit Committee operates under a written charter, approved by the Board of Directors.

        In fulfilling its oversight responsibilities regarding the 2001 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and received by the Committee.

        The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audits in 2002. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during 2001.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors for 2002.

The Audit Committee
Joseph B. Reagan Walter C. Sedgwick Robert C. Stempel

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

        The following performance graph assumes an investment of $100 on January 1, 1996 and compares the changes thereafter in the market price of the Company's common stock with a broad market index (Media General Financial Services—Composite Market Value) and an industry index (MGFS Group—General Building Materials). MGFS no longer supports the industry group index previously used for comparison (Other Building Materials) and the Company is now using the index MGFS Group—General Building Materials for industry comparison. The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect fiscal year-end dates and do not reflect fluctuations between those dates.

COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG SOUTHWALL TECHNOLOGIES INC.,
MG MARKET INDEX AND MG INDUSTRY INDEX

ASSUMES $100 INVESTED ON JAN. 1, 1996
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31

	1996	1997	1998	1999	2000	2001
Southwall Technologies Inc.	100.00	112.00	72.00	74.00	46.00	114.40
MG Industry Index	100.00	109.76	125.32	107.22	109.45	119.67
MG Market Index	100.00	129.85	158.74	193.64	174.80	154.77

        The Human Resources Committee Report on Executive Compensation, the Report of the Audit Committee and the Comparison of Cumulative Total Stockholder Return information above shall not be deemed "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission by implication or by any reference in any such filing to this Proxy Statement.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountant for the year ending December 31, 2002 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1983. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's By-Laws or otherwise. Nonetheless, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

        Audit Fee.    Fees of PricewaterhouseCoopers LLP for the audit of the Company's financial statements, 401(k) plan and statutory audits for the fiscal year ended December 31, 2001 and the reviews of quarterly reports on Form 10-Q were $462,498, of which an aggregate amount of $209,223 had been billed through December 31, 2001.

        Financial Information Systems Design and Implementation Fees.    PricewaterhouseCoopers LLP assessed the company no fees for any financial information systems design or implementation during the fiscal year ended December 31, 2001.

        All Other Fees.    Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001 were $38,000. These services included:

  •
  reviews of certain financial and statistical information in connection with contracts and other agreements;

  •
  assistance with 1933 Securities Act filings and accounting technical advice;

  •
  employee benefit advisory and administration services; and

  •
  litigation support services.

        All audit and non-audit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor's independence.

        The Board of Directors recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2002.

PROPOSAL 3
APPROVAL OF INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER
THE AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN

        In March 1997, the Company's Board of Directors and stockholders adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Company initially reserved 100,000 shares of Common Stock for issuance under the Purchase Plan. In May 2000, the Company's Board of Directors approved the reservation of an additional 29,904 shares for issuance under the Purchase Plan. In May 2001, the Company's Board of Directors approved the reservation of an additional 95,096 shares for issuance under the Purchase Plan. In April 2002, the Company's Board of Directors approved the amendment and restatement of the Purchase Plan to increase the number of shares reserved for issuance by an additional 100,000 shares. The Company's stockholders are being asked to approve the May 2001 and April 2002 increases approved by the Board of 95,096 shares and 100,000 shares of Common Stock reserved for issuance under the Purchase Plan.

Purpose

        The purpose of the Purchase Plan is to provide eligible employees of the Company and designated parent or subsidiary corporations an opportunity to acquire a proprietary interest in the Company through payroll deductions or lump sum payments.

        The Purchase Plan, and the right of participants to make purchases thereunder, is intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code. This description is also being given to satisfy the requirements of Rule 16b-3(b)(2) under the Federal securities laws in order to ensure the favorable treatment of Rule 16b-3 for the officers participating in the Purchase Plan. Rule 16b-3 exempts acquisitions of Common Stock under the Purchase Plan from liability under the Federal securities laws which prohibit short-swing trading by executive officers.

        The terms and provisions of the Purchase Plan are summarized below. However, the summary does not purport to be a complete description of the Purchase Plan. The plan is attached hereto as Appendix A.

Administration

        The Purchase Plan is administered by the Board or by a committee (the "Committee") comprised of members appointed from time to time by the Board or a delegate of either. The plan administrator (whether the Board or the Committee or a delegate) has full authority to administer the Purchase Plan, including authority to interpret and construe any provision of the Purchase Plan and to adopt such rules and regulations for administering the Purchase Plan as it may deem necessary. Decisions of the plan administrator are final and binding on all parties who have an interest in the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

Securities Subject to the Purchase Plan

        The shares of Common Stock issuable under the Purchase Plan may be either shares newly issued by the Company or shares reacquired by the Company, including shares purchased on the open market. Giving effect to the May 2001 and April 2002 increases, the maximum number of shares of Common Stock which may be sold to participants over the term of the Purchase Plan may not exceed 325,000 shares, subject to the "Adjustments" section below.

Adjustments

        In the event that any change is made to the Company's outstanding Common Stock (whether by reason of recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the class and maximum number of securities issuable over the term of the Purchase Plan, (ii) the class and maximum number of securities purchasable per participant on any one semi-annual purchase date and (iii) the class and number of securities and the price per share in effect under each outstanding purchase right.

Purchase Periods

        Shares of Common Stock are offered for purchase under the Purchase Plan through a series of six (6) month purchase periods. Purchase periods begin on each December 1 and June 1 and will continue to do so until all shares available under the Purchase Plan have been purchased or the Purchase Plan terminates in accordance with its terms.

        An employee who participates in the Purchase Plan for a particular purchase period will have the right to purchase Common Stock on the terms and conditions set forth below and must execute a purchase agreement embodying terms and conditions and other provisions (not inconsistent with the Purchase Plan) as the plan administrator may deem advisable.

Eligibility and Participation

        Any individual who is employed on a basis under which he or she is expected to work more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) and who is employed at the beginning of the purchase period is eligible to participate in the Purchase Plan. As of April 22, 2002, the Company estimated that approximately 250 employees were eligible to participate in the Purchase Plan.

        In order to participate in the Purchase Plan for a particular purchase period, the employee must complete the enrollment forms prescribed by the plan administrator (including a purchase agreement and payment authorization) and file those forms with the plan administrator (or its designate) during the designated enrollment period. In the payment authorization form, the employee may choose one of the following methods of payment for the shares to be acquired on his/her behalf during the purchase period:

  (i)
  periodic payroll deduction; or

  (ii)
  lump sum payment;

provided that the plan administrator may, for any purchase period, prohibit lump sum payments.

        If periodic payroll deductions are selected, those deductions must be made in a multiple of 1% of the compensation paid to the employee during the purchase period, up to a maximum of 15%. Compensation includes all payments received by a participant as compensation for services rendered to the Company or one or more of the companies designated to participate in the Purchase Plan, including wages, salaries, overtime payments, bonuses, commissions and incentive payments and any contributions made on the behalf of a participant to a plan qualified under Internal Revenue Code section 125 or 401(k), but excludes contributions made to any other employee benefit plan.

        The deduction rate chosen will continue in effect for the entire purchase period, unless the employee, before the beginning of any payroll period within that purchase period, designates a lower rate (including a 0% rate) by filing the appropriate form with the plan administrator. The new rate will become effective on the first day of the payroll period following the filing of the form and may not be increased during the remainder of the purchase period. Payroll deductions, however, will automatically stop upon the termination of the employee's purchase right.

        If the lump sum payment method is permitted by the Company and selected by the participant, the lump sum payment may not exceed 15% of the compensation paid to the employee during the purchase period and must be paid within the first fifteen (15) days of the final month of the purchase period. However, no lump sum payment may be made with respect to a purchase right that has been terminated.

Purchase Right

        Outstanding purchase rights will be automatically exercised on the last day of a purchase period by applying the amount credited to a participant's account on such date to the purchase of whole shares of Common Stock (by dividing such amount by the purchase price), subject to the "Special Limitations" section below. Any amount remaining in a participant's account after such purchase will be held for the purchase of Common Stock in the next purchase period, provided such participant continues participating in the Purchase Plan for such purchase period.

Purchase Price

        The purchase price per share will be the lesser of (i) 85% of the fair market value per share of Common Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Common Stock on the date the purchase right is exercised.

        The fair market value of the Common Stock on any relevant date under the Purchase Plan will be the closing price per share on such date, as reported on the Nasdaq National Market. On April 10, 2002, the fair market value per share of Common Stock was $14.50 per share.

Special Limitations

        The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

  •
  Purchase rights may not be granted to any individual who immediately thereafter would own stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

  •
  Purchase rights granted to a participant may not accrue at a rate that exceeds $25,000 in fair market value of the Common Stock (valued at the time each purchase right is granted) during any one calendar year in which such purchase right is outstanding.

  •
  No participant may purchase more than 600 shares of Common Stock in any purchase period.

Termination of Purchase Rights

        The participant may withdraw from the Purchase Plan before the last ten (10) days in the purchase period and elect to have his or her accumulated payroll deductions refunded immediately. The termination will be irrevocable for the purchase period in which it is made, but the employee may re-enroll in the Purchase Plan (by making a timely filing of a new purchase agreement and payment authorization) if the participant wishes to resume participation in a subsequent purchase period.

        The participant's purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the six-month purchase period in which his or her employment terminates will be refunded.

Proration of Purchase Rights

        If the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights exceeds on the exercise date the number of shares then available for issuance under the Purchase Plan, the plan administrator will make a pro rata allocation of the shares available on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of participants, to the extent not used to purchase Common Stock under the Purchase Plan, will be refunded to the participants.

Stockholder Rights

        No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

        No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Merger or Liquidation of Company

        If one or more of the following transactions occurs during a purchase period: (a) a dissolution or liquidation of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation; (c) a reverse merger in which the Company is the surviving corporation but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the merger, then at the plan administrator's discretion, either all purchase rights outstanding under the Purchase Plan immediately before the consummation of the transaction will be exercised by applying the sums previously collected from participants during the purchase period to the purchase of whole shares of Common Stock, subject to the special limitations listed above, or all sums previously collected from participants during that purchase period will be refunded upon the consummation of the transaction.

Amendment and Termination

        The Purchase Plan will terminate upon the earlier of (i) May 31, 2007 or (ii) the date on which all shares available under the Purchase Plan have been sold.

        The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, take any action that may adversely affect purchase rights at the time outstanding under the Purchase Plan and may not take action without the approval of the Company's stockholders if and to the extent that the Board determines that such approval is necessary to satisfy regulatory requirements.

Federal Tax Consequences

        The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan.

        If the participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the purchase period in which such shares were acquired or within one year after the semi-annual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. Any additional gain or loss recognized by the participant on the disposition of the stock will be treated as short-term or long-term capital gain or loss, depending on the time the participant held the shares between the purchase date and the disposition.

        If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the purchase period in which the shares were acquired and more than one year after the semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the participant's entry date into that purchase period; and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

        The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. The summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

Accounting Treatment

        Under current accounting rules, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

New Purchase Plan Benefits

        Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, awards under the Purchase Plan for the current fiscal year are not determinable. Each of the current Named Executive Officers has the right during 2002 to purchase a maximum of 600 shares of Common Stock during each of the two purchase periods. As of April 22, 2002, Thomas Hood, Robert Freeman and Sicco Westra had elected to participate in the purchase period beginning on December 1, 2001 and ending on May 31, 2002. The purchase price of the Common Stock for that purchase period has not been determined. Non-employee directors are not eligible to participate in the Purchase Plan. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the Company's last fiscal year and the payment amounts for the shares accumulated at the end of the Company's last fiscal year under the Purchase Plan for each of the

Named Executive Officers, for all current executive officers as a group and for all other employees who participated in the Purchase Plan as a group:

Amended Plan Benefits
1997 Employee Stock Purchase Plan

Name of Individual or Identity of Group and Principal Position	Number of Shares Purchased	Dollar Value $(1)	Payment for Shares $
Thomas G. Hood President and Chief Executive Officer	1,200	3,216	2,734
Robert R. Freeman Senior Vice President, Chief Financial Officer and Secretary	—	—	—
Sicco W. T. Westra Senior Vice President, Engineering and Chief Technology Officer	1,200	3,216	2,734
Wolfgang Heinze Vice President, General Manager Southwall Europe GmbH	—	—	—
Ted L. Larsen Vice President, Sales and Marketing Electronic Display Products	600	1,620	1,377
All current executive officers as a group (7 persons)	4,200	11,268	9,578
All other employees (excluding executive officers) as a group	22,339	89,004	75,654

(1)
Represents the market value of the shares on the date on which the purchase price was set.

Stockholder Approval

        The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the increase in the number of shares reserved for issuance under the Purchase Plan.

        The Board of Directors recommends a vote "FOR" the approval of the increase in the number of shares reserved for issuance under the Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act, requires the Company's officers and directors and persons who own more than ten percent of its common stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. The Company requires copies of such reports to be furnished to them as well. Based solely on a review of the copies of such reports received by it and the written representations received from one or more such persons, the Company believes that, during 2001 all such filing requirements were complied with.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be presented on or before December 20, 2002 for inclusion in the proxy materials relating to that meeting and on or before March 5, 2002 for matters to be considered timely such that, pursuant to Rule 14a-4 under the Exchange Act, the Company may not exercise its discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to the Company at its principal offices addressed to the Secretary of the Company. Other requirements for inclusion are set forth in Rules 14a-4 and 14a-8 under the Exchange Act.

OTHER BUSINESS

        The Company knows of no other business that may be presented for consideration at the Annual Meeting. If any other matters are properly presented to the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

        The Company will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy card, and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telefax or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

        The Board hopes that Stockholders will attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

/s/ ROBERT R. FREEMAN
By Order of the Board of Directors ROBERT R. FREEMAN Secretary

Palo Alto, California
April 22, 2002

Appendix A

SOUTHWALL TECHNOLOGIES INC.

AMENDED AND RESTATED
1997 EMPLOYEE STOCK PURCHASE PLAN

I.    PURPOSE

        The Southwall Technologies Inc. 1997 Amended and Restated Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Plan supersedes the Company's 1987 Employee Stock Purchase Plan effective June 1, 1997 and amends and restates the Company's 1997 Employee Stock Purchase Plan.

II.    DEFINITIONS

        For purposes of administration of the Plan, the following terms have the meanings indicated:

        Board means the Board of Directors of the Company.

        Code means the Internal Revenue Code of 1986, as amended.

        Common Stock means shares of the common stock, $.001 par value, of the Company.

        Company means Southwall Technologies Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Southwall Technologies Inc. which by appropriate action adopts the Plan.

        Compensation means (i) all payments received by a Participant as compensation for services rendered to the Company or one or more other Participating Companies, including all wages, salaries, overtime payments, bonuses, commissions and incentive payments, and (ii) all contributions made on the Participant's behalf pursuant to any qualified cafeteria plan or salary deferral arrangement under Code Section 125 or 401(k) established by the Company, but excluding all other contributions made by the Company or its Corporate Affiliates for the benefit of the Participant to any employee benefit or welfare plan now or hereafter established.

        Corporate Affiliate means any company which is a parent or subsidiary corporation of the Company (as determined in accordance with Code Section 425), including any parent or subsidiary corporation which becomes such after the Effective Date.

        Effective Date of the Plan means June 1, 1997; provided, however, that any Corporate Affiliate which becomes a Participating Company in the Plan after that date shall designate a subsequent Effective Date with respect to its employee-Participants.

        Employee means any person who is regularly engaged, for a period of more than 20 hours per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Code Section 3121(a).

        Participant means any Employee of a Participating Company who (i) has satisfied the service requirement set forth in Article V and (ii) is actively participating in the Plan.

        Participating Company means the Company and those Corporate Affiliate or Affiliates as may be designated from time to time by the Board.

III.    ADMINISTRATION

        The Plan will be administered by the Board or by a committee (the "Committee") comprised of members appointed from time to time by the Board or a delegate of either. The Plan Administrator (whether the Board or the Committee or a delegate) has full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator are final and binding on all parties who have an interest in the Plan.

IV.    PURCHASE PERIODS

        (a)  Common Stock will be offered for purchase under the Plan through a series of six (6) month purchase periods. The first purchase period will begin on June 1, 1997 and subsequent purchase periods will begin on each December 1 and June 1 thereafter until (i) all shares available under the Plan have been purchased or (ii) the Plan terminates in accordance with Article IX.

        (b)  Under no circumstances may any purchase rights granted under the Plan be exercised, nor may any shares of Common Stock be issued hereunder, until the Company has complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any lburities exchange on which the Common Stock is listed and all other applicable requirements established by law or regulation.

V.    ELIGIBILITY AND PARTICIPATION

        (a)  An Employee of a Participating Company is eligible to participate in the Plan for the first full purchase period beginning subsequent to the Employee's date of employment.

        (b)  In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and payment authorization) and file those forms with the Plan Administrator (or its designate) during the designated enrollment period. In the payment authorization form, the Employee may choose one of the following methods of payment for the shares to be acquired on his/her behalf during the purchase period:

          (i)    periodic payroll deduction; or

          (ii)  lump sum payment;

provided that the Administrator may, for any purchase period, prohibit lump sum payments.

        (c)  If periodic payroll deductions are selected, those deductions must be made in a multiple of 1% of the Compensation paid to the Participant during the purchase period, up to a maximum of 15%. The deduction rate chosen will continue in effect for the entire purchase period, unless the Participant, before the beginning of any payroll period within that purchase period, designates a lower rate (including a 0% rate) by filing the appropriate form with the Plan Administrator (or its designate). The new rate will become effective on the first day of the payroll period following the filing of the form and may not be increased during the remainder of the purchase period. Payroll deductions, however, will automatically stop upon the termination of the Participant's purchase right in accordance with Section VII(d) or (e) below.

        (d)  If the lump-sum alternative is selected, the lump sum payment may not exceed 15% of the Compensation paid to the Participant during the purchase period and must be paid within the first fifteen (15) days of the final month of the purchase period. However, no lump-sum payment may be made with respect to a purchase right terminated in accordance with Section VII(d) or (e) below.

VI.    STOCK SUBJECT TO PLAN

        (a)  The Common Stock issuable under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued shares of Common Stock or from reacquired shares, including shares purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 325,000 shares (subject to adjustment under subparagraph (b) below). If any right granted under the Plan terminates without having been exercised, the shares not purchased under that right will again be available for issuance under the Plan.

        (b)  If any change is made to the Common Stock issuable under the Plan by reason of (I) any merger, consolidation or reorganization or (II) any stock dividend, stock split, combination of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate adjustments will be made by the Plan Administrator to (i) the class and maximum number of shares issuable under the Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, and (iii) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under the Plan.

VII.    PURCHASE RIGHT

        An Employee who participates in the Plan for a particular purchase period will have the right to purchase Common Stock on the terms and conditions set forth below and must execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

        (a)  Purchase Price. The purchase price per share will be the lesser of (i) 85% of the fair market value per share of Common Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Common Stock on the date the purchase right is exercised. The fair market value per share of Common Stock on any relevant date will be the closing selling price of a share of Common Stock on that date, as officially quoted on the principal exchange on which the Common Stock is at the time traded or, if not traded on any exchange, the closing selling price per share of Common Stock on that date, as reported on the NASDAQ National Market System. If there are no sales of Common Stock on that day, then the closing selling price for the Common Stock on the next preceding day for which quotations do exist will be determinative of fair market value.

        (b)  Number of Purchasable Shares. The number of shares that a Participant may purchase for a particular purchase period is the number of whole shares obtained by dividing the payments made by the Participant for that purchase period, together with any amount carried over from the preceding purchase period pursuant to the provisions of Section VII(f), by the purchase price in effect for the purchase period. However, a Participant may not purchase more than 600 shares (subject to adjustment under Section VI(b)) in any purchase period.

        Under no circumstances may purchase rights be granted under the Plan to any Employee who would, immediately after the grant, own (within the meaning of Code Section 425(d)), or otherwise hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

        (c)  Payment. Payment for the Common Stock purchased under the Plan must be made in accordance with the method of payment authorized by the Participant. Each payment made by the Participant will be credited to his/her individual account under the Plan, but no interest will be paid on the balance from time to time outstanding in the account. All payments may be commingled with the general assets of the Company and may be used for general corporate purposes.

        (d)  Termination of Purchase Rights.

          (i)    A Participant may, before the last ten (10) days of the purchase period, terminate his/her outstanding purchase right by filing the prescribed notification form with the Plan Administrator (or its designate). All payments previously collected from the Participant for that purchase period will be promptly refunded and no further payments may be made for that purchase period.

          (ii)  The termination will be irrevocable for the purchase right in which it is made and the Participant must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payment authorization) if the Participant wishes to resume participation in a subsequent purchase period.

        (e)  Termination of Service. If a Participant leaves the Service of the Company before the end of a Purchase Period, the purchase right for that purchase Period will immediately terminate and all payments collected from the Participant during that purchase period will be promptly refunded to the Participant.

        A Participant will be considered to be in the Service of the Company for so long as the Participant remains in the active employ of the Company or any other Participating Company under the Plan.

        (f)    Stock Purchase. Outstanding purchase rights (other than purchase rights previously terminated in accordance with Section VII(d) or (e) above) will be automatically exercised on the last day of the purchase period. The exercise will be made by applying the amount credited to each Participant's account on the last date of the purchase period to the purchase of whole shares of Common Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for that purchase period. Any amount remaining in the Participant's account will be held for the purchase of Common Stock in the next purchase period, provided the Participant continues in the Plan for that purchase period. However, any amount not applied to the purchase of Common Stock by reason of the Section VII(b) limitation on the maximum number of purchasable shares will be refunded promptly after the close of the purchase period.

        (g)  Proration of Purchase Rights. Should the total number of shares to be purchased pursuant to outstanding purchase rights exceed on the exercise date the number of shares then available for issuance under the Plan, the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants will, to the extent not applied to the purchase of Common Stock, be refunded to the Participants.

        (h)  Rights as Stockholder. A Participant has no rights as a stockholder with respect to shares covered by the purchase right granted to the Participant until the shares are actually purchased on the Participant's behalf in accordance with Section VII(f). No adjustments will be made for dividends. distributions or other rights for which the record date is before the date of purchase.

        A Participant will to receive, as soon as practicable after the date of each purchase, stock certificates for the number of shares purchased on his/her behalf. The certificates may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

        The Plan Administrator has full power and authority to implement an immediate sale program under the Plan with one or more selected broker/dealers which will allow Participants to sell their purchased shares of Common Stock on the open market immediately after the close of the purchase period and prior to the actual issuance of the stock certificates for the purchased shares.

        (i)    Assignability. Purchase rights are not assignable or transferable by a Participant and may be exercised only by the Participant.

        (j)    Merger or Liquidation of Company. If one or more of the following transactions occurs during a purchase period: (a) a dissolution or liquidation of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation; (c) a reverse merger in which the Company is the surviving corporation but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the merger, then at the Plan Administrator's discretion (I) all purchase rights outstanding under the Plan immediately before the consummation of the transaction will be exercised by applying the sums previously collected from Participants during the purchase period to the purchase of whole shares of Common Stock, subject, however, to the applicable limitations of Section VII(b) or (II) all sums previously collected from Participants during that purchase period will be refunded upon the consummation of the transaction.

VIII.    ACCRUAL LIMITATIONS

        No Participant may accrue rights to acquire Common Stock under this Plan if and to the extent that such accrual, when aggregated with (I) stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or its Corporate Affiliates, would otherwise permit the Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of the stock on the date or dates that the rights are granted to the Participant) for each calendar year that the rights are at any time outstanding.

IX.    AMENDMENT AND TERMINATION

        The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action may adversely affect purchase rights at the time outstanding under the Plan; and provided, further, no such action may be taken without the approval of the Company's stockholders if and to the extent that the Board determines that such approval is necessary to satisfy regulatory requirements.

X.    GENERAL PROVISIONS

        (a)  The Plan will terminate on the earlier of (i) May 31, 2007 or (ii) the date on which all shares available under the Plan have been sold.

        (b)  All costs and expenses incurred in the administration of the Plan will be paid by the Company.

        (c)  Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall confer upon the Participant any right to continue in the employ of the Company or any of its Corporate Affiliates for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any of its Corporate Affiliates employing Participant) to terminate the Employee status of the Participant at any time and for any reason, with or without cause.

        (d)  The provisions of the Plan shall be governed by the laws of the State of California.

DETACH HERE

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SOUTHWALL TECHNOLOGIES INC.

Annual Meeting of Stockholders
May 23, 2002

                The undersigned hereby appoints Thomas G. Hood and Robert R. Freeman, and each of them, as attorneys and proxies of the undersigned, with power of substitution, to vote all of the shares of stock of Southwall Technologies Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California on May 23, 2002 at 3:00 p.m. PDT, and at all continuations, and adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with the discretionary authority as to all other matters that may properly come before the meeting.

                Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 22, 2002 (the  "Proxy Statement").

                UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

SOUTHWALL TECHNOLOGIES INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS LISTED BELOW AND "FOR" PORPOSALS 2 AND 3.

1.	Election of Directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected. Nominees: (01) Bruce J. Alexander, (02) Thomas G. Hood, (03) Tadahiro Murakami, (04) Joseph B. Reagan, (05) Walter C. Sedgwick and (06) Robert C. Stempel				2.	Ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants of the Company for fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	To approve an increase in the number of shares reserved for issuance under the Company's Amended and Restated 1997 Employee Stock Purchase Plan.	☐	☐	☐

☐					4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
	For all nominees except as noted above					☐

						MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date:

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SECURITY OWNERSHIP OF OFFICERS, DIRECTORS, NOMINEES AND PRINCIPAL STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD MEETINGS AND COMMITTEES
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
PROPOSAL 2 RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS
PROPOSAL 3 APPROVAL OF INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER BUSINESS
SOUTHWALL TECHNOLOGIES INC. AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN